Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS THIRD QUARTER OPERATING INCOME OF $688 MILLION,

COMBINED RATIO OF 92.0% AND OPERATING ROE OF 11.5%;

BOOK VALUE UP 10.8% AND TANGIBLE BOOK VALUE UP 12.5% FOR THE YEAR

•	Total net premiums written up 8.6% in the quarter, up 11.1% in constant dollars

•	Book value up 4.7% in the quarter and tangible book value up 5%

•	Year-to-date combined ratio is 90.2%; operating ROE is 12.1%

•	Year-to-date net income up over 140% and operating income up 27%

•	Full-year guidance, updated for year-to-date results, is now $7.73 - $8.03 per share of after-tax operating income

ZURICH - October 23, 2012 - ACE Limited (NYSE: ACE) today reported net income for the quarter ended September 30, 2012, of $1.86 per share, compared with a net loss of $0.11 per share for the same quarter last year.(1) Income excluding net realized gains (losses) was $2.01 per share, compared with $2.20 per share for the same quarter last year.(2) Book value and tangible book value increased 4.7% and 5.0%, respectively, from June 30, 2012. Book value and tangible book value per share now stand at $79.36 and $64.67, respectively. Operating return on equity for the quarter was 11.5%.(2) The property and casualty (P&C) combined ratio for the quarter was 92.0%.

Third Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2012	2011	Change	2012	2011	Change

Net income (loss)	$640	$(39)	NM	$1.86	$(0.11)	NM
Net realized gains (losses), net of tax	(48)	(790)	(94)%	(0.15)	(2.31)	(94)%

Income excluding net realized gains (losses), net of tax (2)	$688	$751	(8)%	$2.01	$2.20	(9)%

Crop insurance income (loss), net of tax, included above	$(97)	$54	NM	$(0.28)	$0.16	NM

For the nine months ended September 30, 2012, net income was $5.67 per share, compared with $2.36 per share for 2011. Income excluding net realized gains (losses) was $6.23 per share, compared with $4.94 per share for 2011. Book value increased $2.6 billion, up 10.8% from December 31, 2011, and tangible book value increased $2.4 billion, up 12.5%. The P&C combined ratio for the nine months ended September 30, 2012, was 90.2%.

Nine Months Ended Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2012	2011	Change	2012	2011	Change

Net income	$1,941	$805	141%	$5.67	$2.36	140%
Net realized gains (losses), net of tax	(191)	(878)	(78)%	(0.56)	(2.58)	(78)%

Income excluding net realized gains (losses), net of tax (2)	$2,132	$1,683	27%	$6.23	$4.94	26%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had an excellent third quarter marked by strong earnings, outstanding growth in book value, broad-based premium revenue growth and two acquisition announcements that further our global strategy.

“After-tax operating income was $688 million or $2.01 per share. While the drought conditions in the U.S. severely impacted our crop insurance business and reduced operating income by $0.28 per share, as a total company we delivered outstanding underwriting results as demonstrated by a P&C combined ratio of 92% and produced an operating ROE of 11.5%. Moreover, book value grew 4.7% in the quarter and is now up about 11% for the year.

“Premium revenue growth in the quarter was the strongest so far this year with total company net premiums written up 8.6%, or 11.1% when adjusted for the impact of foreign exchange. We continue to benefit from the favorable P&C pricing trend in North America, where we recorded strong double-digit premium growth, and internationally, excluding the impact of foreign exchange, we also registered good growth across a broad spectrum of property and casualty, accident and health, and personal lines businesses, particularly in Asia and Latin America.

“In the last 60 days, we closed an acquisition in Indonesia and announced two separate acquisitions that will significantly enhance our presence and capabilities in Mexico. We are optimistic about our future growth opportunities in these two exciting countries as well as globally. We believe that with our exceptional positioning, growing capabilities and strong balance sheet, our strategic options are accelerating.”

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Operating highlights for the quarter ended September 30, 2012, were as follows: (1)

•	Total company net premiums written increased 8.6% and 11.1% on a constant-dollar basis.

•	P&C net premiums written increased 9.6% and 12.3% on a constant-dollar basis.

•	P&C underwriting income was $335 million compared with $391 million in 2011.

•	The P&C combined ratio was 92.0% compared with 90.2% last year.

•	Favorable prior period development pre-tax was $236 million, representing 5.7 percentage points of the combined ratio, compared with $194 million last year.

•	The current accident year P&C combined ratio excluding catastrophe losses and crop insurance results was 90.5% compared with 91.9% last year.

•

The net adverse impact included in crop insurance underwriting results due to the drought in the U.S. was $147 million pre-tax and $97 million after-tax. Crop insurance losses represented 7.4 percentage points of the P&C combined ratio. No net profit or loss is expected on this business in the fourth quarter related to the 2012 crop year. The combined ratio for crop insurance was 114% for the quarter and is expected to be approximately 104% for the full year.

•	Total pre-tax and after-tax catastrophe losses including reinstatement premiums were $53 million and $41 million, respectively, compared with $121 million and $86 million, respectively, in 2011.

•	The P&C expense ratio for the quarter was 23.1% compared with 25.3% last year.

•	Operating cash flow was $1.6 billion for the quarter.

•	Net loss reserves increased $1.2 billion in the quarter.

•

Net investment income for the quarter decreased 5.6% to $533 million due to lower reinvestment rates and the negative impact of foreign exchange, partially offset by higher distributions from private equity funds.

•

Net realized and unrealized gains pre-tax from the investment portfolio totaled $754 million primarily from lower yields on investment-grade and high yield bonds. Net realized losses from derivative accounting related to variable annuity reinsurance were $64 million.

•	Foreign exchange had a positive impact increasing book value by $94 million in the quarter.

•	Operating return on equity was 11.5% for the quarter(2) and 12.1% for the year. Return on equity computed using net income was 9.7% for the quarter and 10.1% for the year.

•	Book value per share(2) increased 4.4% to $79.36 from $75.98 at June 30, 2012, and increased 9.9% from $72.22 at December 31, 2011.(3)

•	Tangible book value per share(2) increased 4.7% to $64.67 from $61.75 at June 30, 2012, and increased 11.6% from $57.97 at December 31, 2011.

Details of financial results by business segment are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended September 30, 2012, include:

•

Insurance-North American: Net premiums written increased 14.9%. Excluding the company’s agriculture business, which includes crop insurance, net premiums written increased 20.3%. The combined ratio was 97.8% compared with 94.2% last year. The current accident year combined ratio excluding catastrophe losses and crop results was 88.9% compared with 91.4% last year.

•

Insurance-Overseas General: Net premiums written decreased 1.0%. On a constant-dollar basis, net premiums written increased 5.5%. The combined ratio was 82.7% compared with 85.6% last year. The current accident year combined ratio excluding catastrophe losses was 91.9% compared with 92.9% last year.

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•

Global Reinsurance: Net premiums written increased 22.2%. Adjusted for a one-time transaction, net premiums written increased 7.3% and 8.0% on a constant-dollar basis. The combined ratio was 72.7% compared with 65.4% last year. The current accident year combined ratio excluding catastrophe losses and the one-time transaction was 72.5% compared with 74.1% last year.

•	Life: Operating income was $87 million compared with $80 million last year.

The company is updating guidance for full-year 2012. The range is now $7.73 to $8.03 per share of after-tax operating income for the year. First, the update reflects the positive prior period reserve development and lower-than-planned catastrophe losses in the first three quarters of $1.60 per share. Second, the update includes a reduction of $0.57 per share after-tax related to the company’s crop insurance business, increased from the second quarter guidance estimate of $0.19 per share after-tax. The guidance for crop insurance provided with second quarter earnings estimated a $68 million after-tax reduction in third quarter operating income due to the drought in the U.S., with an additional reduction of $200 million after-tax possible under an estimated worst-case scenario. The company now expects full-year operating income to be reduced by approximately $195 million after-tax, or approximately $73 million less than the $268 million after-tax worst-case estimate noted above. Finally, the update includes estimated catastrophe losses of $100 million after-tax for the fourth quarter. Guidance for the balance of the year is for the current accident year only.

Please refer to the ACE Limited Financial Supplement, dated September 30, 2012, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

ACE will host its third quarter earnings conference call and webcast on Wednesday, October 24, 2012, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live and archived webcast at www.acegroup.com or by dialing 800-390-5202 (within the United States) or 719-325-2132 (international); passcode 6724647. Please refer to the ACE Group website in the Investor Information section under Calendar of Events for details. A replay of the call will be available until Wednesday, November 7, 2012. To listen to the replay, dial 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 6724647.

The ACE Group is one of the world’s largest multiline property and casualty insurers. With operations in 53 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE Limited, the parent company of the ACE Group, is listed on the New York Stock Exchange (NYSE: ACE) and is a component of the S&P 500 index. Additional information can be found at: www.acegroup.com.

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(1)	All comparisons are with the same period last year unless specifically stated.

(2)	Non-GAAP Financial Measures:

Operating income or income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in other income (expense) related to partially-owned entities because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Life underwriting income includes net investment income and gains (losses) from fair value changes in separate account assets that do not qualify for separate account reporting under generally accepted accounting principles (GAAP). P&C underwriting income and consolidated underwriting income are non-GAAP financial measures. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Operating return on equity (ROE) or ROE calculated using income excluding net realized gains (losses) is an annualized non-GAAP financial measure. The ROE numerator includes income adjusted to exclude net realized gains (losses), net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Operating ROE is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Book value per common share is shareholders’ equity divided by the shares outstanding.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

See reconciliation of Non-GAAP Financial Measures on pages 21-22 in the Financial Supplement. These measures should not be viewed as a substitute for net income, return on equity, or effective tax rate determined in accordance with GAAP.

(3)

The book value amounts reflect the effects of new accounting guidance for deferred acquisition costs that is retroactively applied to periods prior to January 1, 2012. Refer to the Financial Supplement page 1 for further detail.

NM - not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance and guidance, insurance market conditions, and acquisitions and strategic options, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, failure of announced acquisitions to close, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30 2012	December 31 2011

Assets
Investments	$59,817	$55,676
Cash	690	614
Insurance and reinsurance balances receivable	5,288	4,387
Reinsurance recoverable on losses and loss expenses	11,857	12,389
Other assets	15,856	14,255

Total assets	$93,508	$87,321

Liabilities
Unpaid losses and loss expenses	$38,200	$37,477
Unearned premiums	7,068	6,334
Other liabilities	21,277	19,178

Total liabilities	66,545	62,989

Shareholders’ equity
Total shareholders’ equity	26,963	24,332

Total liabilities and shareholders’ equity	$93,508	$87,321

Book value per common share (2)	$79.36	$72.22

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011

Gross premiums written	$6,007	$5,900	$16,447	$15,967
Net premiums written	4,716	4,343	12,418	11,742
Net premiums earned	4,665	4,490	11,829	11,556
Losses and loss expenses	3,047	2,745	6,970	7,234
Policy benefits	130	83	379	282
Policy acquisition costs	609	669	1,810	1,840
Administrative expenses	519	520	1,543	1,537

Underwriting income(2)	360	473	1,127	663

Net investment income	533	564	1,614	1,677
Net realized gains (losses)	(60)	(760)	(194)	(878)
Interest expense	63	62	187	187
Other income (expense):
Gains (losses) from separate account assets (2)	14	(39)	18	(39)
Other	3	(50)	(32)	(49)
Income tax expense	147	165	405	382

Net income (loss)	$640	$(39)	$1,941	$805

Diluted earnings per share:

Income excluding net realized gains (losses) (2)	$2.01	$2.20	$6.23	$4.94
Net income (loss)	$1.86	$(0.11)	$5.67	$2.36

Weighted average diluted shares outstanding	342.9	340.9	342.4	340.9

Loss and loss expense ratio	68.9%	64.9%	62.6%	66.8%
Policy acquisition cost ratio	12.7%	14.4%	15.0%	15.6%
Administrative expense ratio	10.4%	10.9%	12.6%	12.9%

Combined ratio	92.0%	90.2%	90.2%	95.3%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011

Gross Premiums Written

Insurance - North American	$3,345	$3,294	$8,213	$7,966
Insurance - Overseas General	1,841	1,843	5,777	5,649
Global Reinsurance	310	254	921	882
Life	511	509	1,536	1,470

Total	$6,007	$5,900	$16,447	$15,967

Net Premiums Written

Insurance - North American	$2,537	$2,207	$5,690	$5,227
Insurance - Overseas General	1,384	1,398	4,387	4,251
Global Reinsurance	307	250	879	847
Life	488	488	1,462	1,417

Total	$4,716	$4,343	$12,418	$11,742

Net Premiums Earned

Insurance - North American	$2,472	$2,299	$5,411	$5,249
Insurance - Overseas General	1,432	1,471	4,243	4,164
Global Reinsurance	281	240	748	754
Life	480	480	1,427	1,389

Total	$4,665	$4,490	$11,829	$11,556

Income Excluding Net Realized Gains (Losses) (2)

Insurance - North American	$223	$290	$892	$835
Insurance - Overseas General	302	292	748	522
Global Reinsurance	139	145	425	276
Life	87	80	250	236
Corporate	(63)	(56)	(183)	(186)

Total	$688	$751	$2,132	$1,683

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